As filed with the Securities and Exchange Commission on March 30, 2012

Registration Nos. 333-173319; 333-147672 and 333-88502

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TRAILER BRIDGE, INC.

(Exact Name of registrant as specified in its charter)

Delaware	13-3617986
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10405 New Berlin Road E., Jacksonville, Florida 32226

(Address of principal executive offices) (zip code)

Trailer Bridge, Inc. Stock Incentive Plan

and

Trailer Bridge, Inc. Non-Employee Director Stock Incentive Plan

(Full title of the Plans)

William G. Gotimer, Jr.

Co-Chief Executive Officer

10405 New Berlin Road E.

Jacksonville, Florida 32226

(904) 751-7100

(Name and address of agent for service)

Copy to:

Michael B. Kirwan, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

Termination of Registration

Trailer Bridge, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 relating to the Registration Statements on Form S-8 (Registration Nos. 333-173319, 333-147672 and 333-88502) with respect to the Company’s Stock Incentive Plan and Non-Employee Director Stock Incentive Plan.

Pursuant to the Company’s Second Amended Plan of Reorganization dated March 14, 2012 (the “Plan”), on the effective date of the Plan all shares of the Company’s common stock and all outstanding options and warrants to purchase common stock will be cancelled. As a result, the Company has terminated the Plans. Accordingly, pursuant to the Company’s undertakings in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all shares of common stock registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 30th day of March, 2012.

TRAILER BRIDGE, INC. (Registrant)

/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)	(Title)	(Date)

/s/ William G. Gotimer, Jr. William G. Gotimer, Jr.	Co-Chief Executive Officer (Principal Executive Officer)	March 30, 2012

/s/ Mark A. Tanner Mark A. Tanner	Co-Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	March 30, 2012

** Robert P. Burke	Director	March 30, 2012

** Malcom P. McLean, Jr.	Director	March 30, 2012

** Greggory B. Mendenhall	Director	March 30, 2012

** Douglas E. Schimmel	Director	March 30, 2012

** Allen L. Stevens	Director	March 30, 2012

** Nickel Van Reesema	Director	March 30, 2012

**	By William G. Gotimer, Jr. and Mark A. Tanner as Attorneys in Fact

/s/ William G. Gotimer, Jr. William G. Gotimer, Jr.	Attorney in Fact	March 30, 2012

/s/ Mark A. Tanner Mark A. Tanner	Attorney in Fact	March 30, 2012